ODYNE CORPORATION

89 Cabot Court, Suite L

Hauppauge, New York 11788

November 3, 2006

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:

Odyne Corporation, Item 4.01 Form 8-K

Filed October 24, 2006, File No. 333-130768

Ladies and Gentlemen:

In connection with the filing of Odyne Corporation’s Form 8-K/A on October 31, 2006, amending the captioned report, Odyne Corporation acknowledges that:

•

Odyne is responsible for the adequacy and accuracy of the disclosure in the filing;

•

staff comments or changes to disclosure in response to staff comments do not foreclose the U.S. Securities and Exchange Commission from taking any action with respect to the filing; and

•

Odyne may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

ODYNE CORPORATION

By: /s/ Joshua A. Hauser

Joshua A. Hauser

President and Chief Operating Officer

cc:

Mr. Robert S. Littlepage

Accountant Branch Chief

Ms. Kenya Wright Gumbs